APOLLO GROUP AND THE CARLYLE GROUP FORM $1 BILLION JOINT
VENTURE TO MAKE INVESTMENTS IN THE INTERNATIONAL EDUCATION
SERVICES SECTOR
Phoenix, Arizona and Washington D.C., October 22, 2007 — Apollo Group, Inc. (Nasdaq:APOL) (“Apollo Group” or the “Company”), and private equity firm The Carlyle Group (“Carlyle”), today announced that they have formed a $1 billion joint venture, Apollo Global, Inc. (“Apollo Global”). Apollo Global intends to make a range of investments in the international education services sector.  Apollo Global will target investments and partnerships primarily in countries outside the US with attractive demographic and economic growth characteristics. Apollo Group has committed up to $801 million and will own 80.1% of the joint venture. Carlyle has committed up to $199 million and will own 19.9% of Apollo Global. Investments and funding will be subject to approval by the respective investment committees of both Apollo Group and Carlyle. Apollo Global will be a consolidated subsidiary of Apollo Group and Greg Cappelli, Apollo Group’s Executive Vice President and Director will be Chairman of the subsidiary.
Commenting on the new venture, Greg Cappelli said, “We are very excited about this new joint venture and our partner, The Carlyle Group. Our core competencies in the education space, combined with Carlyle’s industry relationships and strategic assets across the global education sector, will allow us to successfully capitalize on the tremendous global opportunity that exists in the marketplace.”
Brian Mueller added, “We will continue to invest capital in our high return core domestic business, and through Apollo Global, we will also explore strategic and value creating global acquisition opportunities. Importantly, we reiterate that any investment must meet our disciplined investment criteria as we remain committed to creating long-term value for our shareholders.”
Brooke B. Coburn, Managing Director and Co-head of Carlyle Venture Partners III, L.P., said, “Global demand for higher education is strong. Apollo Group’s operational expertise coupled with Carlyle’s global network make this a powerful partnership.”
The remaining six directors who comprise Apollo Global’s board include Brian Mueller, President and Director of Apollo Group, Peter V. Sperling, Senior Vice President, Secretary and Director of Apollo Group, Roy A. Herberger, Jr., an Apollo Group Director, Jeff Langenbach, Vice President Corporate Development of Apollo Group and Apollo Global’s interim President, Brooke B. Coburn, Managing Director and Co-head of Carlyle Venture Partners III, L.P. and Charles C. Moore, Managing Director on Carlyle’s U.S. Venture and Growth team.
About Apollo Group, Inc.
     Apollo Group, Inc. has been an education provider for more than 30 years, operating the University of Phoenix, the Institute for Professional Development, the College for Financial Planning, Western International University and Insight Schools. The Company offers innovative and distinctive educational programs and services at high school, college and graduate levels at 259 locations in 40 states and the District of Columbia; Puerto Rico; Alberta and British Columbia, Canada; Mexico and The Netherlands; as well as online throughout the world.
For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the company website at: www.apollogrp.edu.

About The Carlyle Group
The Carlyle Group is a global private equity firm with $75.6 billion under management committed to 55 funds. Carlyle invests in buyouts, venture & growth capital, real estate and leveraged finance in Africa, Asia, Australia, Europe, North America and South America focusing on aerospace & defense, automotive & transportation, consumer & retail, energy & power, financial services, healthcare, industrial, infrastructure, technology & business services and telecommunications & media. Since 1987, the firm has invested $32.3 billion of equity in 686 transactions for a total purchase price of $157.7 billion. The Carlyle Group employs more than 900 people in 21 countries. In the aggregate, Carlyle portfolio companies have more than $87 billion in revenue and employ more than 286,000 people around the world. www.carlyle.com.
Forward-Looking Safe Harbor
Statements in this press release regarding Apollo Group’s business outlook, future financial and operating results, Degreed Enrollments and New Degreed Enrollments and overall future prospects are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties.  Actual results may differ materially from those projected in such statements due to various factors.  For a discussion of the various factors that may cause actual results to differ materially from those projected, please refer to the risk factors and other disclosures contained in Apollo Group’s most recently filed Form 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission.
Apollo Group, Inc.:
Investor Relations Contact: Allyson Pooley ~ ICR, Inc. ~ 310-954-1100 ~ apooley@icrinc.com
Company Contact: Janess Pasinski ~ Apollo Group, Inc. ~ 480-557-1719 ~ janess.pasinski@apollogrp.edu
Press Contact: Christie Lowey ~ CKPR ~ 602-417-0672 ~ clowey@ckpr.biz
The Carlyle Group:
Christopher W. Ullman ~ Director of Global Communications ~ The Carlyle Group ~ 202-729-5399 ~
chris.ullman@carlyle.com